Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Quarter Ended December 31, 2008

LIBERTY, Mo.--(BUSINESS WIRE)--February 2, 2009--Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended December 31, 2008 of $630,000, or $.17 per diluted share, compared to net earnings of $532,000, or $.12 per diluted share, for the quarter ended December 31, 2007.

Net earnings increased by $98,000 for the three-month period ended December 31, 2008 as compared to the same period in 2007 due to higher net interest income and a lower provision for loan losses, partially offset by lower noninterest income, higher noninterest expense and higher income tax expense.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, (the “Bank”) offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri with nine additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC.
Financial Highlights
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31, 2008	September 30, 2008
ASSETS
Cash and cash equivalents	$ 15,152	$ 8,084
Securities	35,461	29,630
Loans and mortgage-backed securities	302,834	271,580
Other assets	34,242	26,891

Total Assets	$ 387,689	$ 336,185

LIABILITIES
Deposits	$ 266,472	$ 219,764
FHLB advances	75,216	69,241
Other liabilities	2,466	3,171

Total Liabilities	344,154	292,176
Total Stockholders' Equity	43,535	44,009
Total Liabilities & Stockholders' Equity	$ 387,689	$ 336,185
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Three Months Ended
	December 31,
	2008	2007
Interest income	$ 4,800	$ 5,474
Interest expense	1,899	2,942
Net interest income	2,901	2,532
Provision for loan losses	129	180
Net interest income after provision for loan losses	2,772	2,352
Total noninterest income	459	478
Total noninterest expense	2,350	2,072
Earnings before income taxes	881	758
Income taxes	251	226
Net Earnings	$ 630	$ 532
Basic and diluted earnings per share	$ .17	$ .12

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer